Exhibit 99.1

Paul Mathieson, IEG Holdings Corporation Chairman, Announces Mr. Amazing Loans Expansion to 17th State

IEG Holdings has increased US cumulative loan volume by 1772% over last two years and plans further aggressive state expansion over the next 6 months

Las Vegas, Nevada – [01/04/16] – IEG Holdings Corporation (OTCQB: IEGH) announced today that its cumulative loan volume has increased in two years by 1772% from $587,000 as at January 1, 2014 to $10,989,000 as of December 31, 2015. The rapid loan volume growth is being driven by the online lending website, www.mramazingloans.com, low acquisition cost lead sources and continued state license expansion. IEGH also announces that in late December it gained a new state license to lend online in Kentucky. Since July 2015, IEGH has increased the number of US states in which it offers consumer loans from 13 to 17, adding Alabama, California, Kentucky and Louisiana. Management aims for IEGH to be in a position to offer loans in 25 US states by mid-2016, covering approximately 240 million people and representing approximately 75% of the US population.

As previously announced, IEGH applied to list its common stock on The NASDAQ Stock Market. If the listing application is approved, IEGH expects that its common stock will be traded on the NASDAQ Capital Market. There is no assurance that the listing application will be approved.

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About IEG Holdings Corporation

IEG Holdings Corporation (OTCQB: IEGH) provides online unsecured consumer loans under the brand name, “Mr. Amazing Loans,” via its website, www.mramazingloans.com, in 17 US states. The Company offers $5,000 loans over a term of five years at a 23.9% to 29.9% APR. IEG Holdings plans future expansion to 25 US states by mid-2016. For more information about the Company, visit www.investmentevolution.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s prospectus dated August 27, 2015, as updated from time to time in our filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Paul Mathieson – IEG Holdings Corporation Chairman/CEO and Founder

info@investmentevolution.com

+1-702-227-5626